Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Strong Fourth Quarter and Full Year 2013 Financial Results

Columbia, MD. February 25, 2014. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter and fiscal year ended December 31, 2013.

Overview of Fourth Quarter 2013 Results:

•	Revenue of $117.2 million for fourth quarter of 2013, up $11.2 million or 11% compared to $106.0 million for fourth quarter of 2012
•	Operating income of $12.1 million for fourth quarter of 2013, up $1.9 million or 19% compared to $10.2 million for fourth quarter of 2012
•	EBITDA of $14.7 million, up $2.3 million or 18% for fourth quarter of 2013 compared to $12.4 million for fourth quarter of 2012

The Company’s revenue increased 11% or $11.2 million during the fourth quarter of 2013 compared to the fourth quarter of 2012. The revenue growth is primarily attributable to organic growth in the Learning Solutions and Energy Services segments and businesses acquired in 2013. Operating income increased 19% or $1.9 million during the fourth quarter of 2013 and included a $1.2 million gain on the change in fair value of contingent consideration related to previously completed acquisitions. Income before income taxes was $12.2 million for the fourth quarter of 2013 compared to $10.3 million for the fourth quarter of 2012. Net income was $7.4 million, or $0.38 per diluted share, for the fourth quarter of 2013 compared to $6.1 million, or $0.32 per diluted share, for the fourth quarter of 2012.

The Company recognized revenue of $436.7 million for the year ended December 31, 2013, representing a 9% increase over 2012 revenue of $401.6 million. Operating income increased $2.7 million or 7% in 2013 to $38.4 million for the year ended December 31, 2013. Net income was $23.8 million, or $1.23 per diluted share, for the year ended December 31, 2013 compared to $22.7 million, or $1.18 per diluted share, for the year ended December 31, 2012.

“I am extremely pleased to report another solid quarter,” commented Scott N. Greenberg, Chief Executive Officer of GP Strategies. “We achieved record revenues for both the three months and fiscal year ended December 31, 2013. These strong financial results were accomplished while expanding infrastructure to enable the Company to continue on its path of growth and international expansion. Our results also include costs associated with implementing the global contract with HSBC, under which local service agreements were signed in September. Our goal continues to be to further establish GP Strategies’ brand in the highly fragmented training industry.”

Balance Sheet and Cash Flow Highlights

As of December 31, 2013, the Company had cash and cash equivalents of $5.6 million compared to $7.8 million as of December 31, 2012. The Company had no long-term debt, $0.4 of million short-term borrowings outstanding and $48.9 million of available borrowings under its line of credit as of December 31, 2013. Cash provided by operating activities was $16.3 million for the year ended December 31, 2013 compared to $25.3 million for the year ended December 31, 2012. During the quarter and year ended December 31, 2013, the Company repurchased 29,000 and 67,000 shares, respectively, of its common stock in the open market for approximately $0.8 million and $1.7 million, respectively, in cash.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on February 25, 2014. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 855-258-3671 or 804-681-3894, using conference ID number 21709020. A telephone replay of the call will also be available beginning at 12:00 p.m. on February 25th, until 12:00 p.m. on March 11th. To listen to the replay, dial 800-633-8284 or 402-977-9140, using conference ID number 21709020.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

About GP Strategies

GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

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Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

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GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2013	2012	2013	2012

Revenue	$117,220	$105,985	$436,689	$401,572
Cost of revenue	95,592	86,560	360,424	329,601
Gross profit	21,628	19,425	76,265	71,971
Selling, general and administrative expenses	10,764	9,280	39,589	35,500
Gain (loss) on change in fair value of contingent consideration, net	1,249	74	1,676	(789)
Operating income	12,113	10,219	38,352	35,682
Interest expense	110	94	366	269
Other income	176	127	502	389
Income before income taxes	12,179	10,252	38,488	35,802
Income tax expense	4,738	4,115	14,732	13,114
Net income	$7,441	$6,137	$23,756	$22,688

Basic weighted average shares outstanding	19,144	19,083	19,103	18,956
Diluted weighted average shares outstanding	19,416	19,333	19,362	19,275

Per common share data:
Basic earnings per share	$0.39	$0.32	$1.24	$1.20
Diluted earnings per share	$0.38	$0.32	$1.23	$1.18

Other data:
EBITDA (1)	$14,651	$12,397	$47,471	$44,042

(1)	The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

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GP STRATEGIES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2013	2012	2013	2012
Revenue by segment:
Learning Solutions	$52,676	$45,670	$189,899	$158,118
Professional & Technical Services	18,357	18,834	72,577	82,447
Sandy Training & Marketing	18,638	19,160	70,699	70,243
Performance Readiness Solutions	12,391	12,984	53,882	55,794
Energy Services	15,158	9,337	49,632	34,970
Total revenue	$117,220	$105,985	$436,689	$401,572

Gross profit by segment:
Learning Solutions	$9,542	$8,787	$33,540	$30,065
Professional & Technical Services	3,126	3,303	12,320	14,279
Sandy Training & Marketing	3,453	3,172	10,748	10,954
Performance Readiness Solutions	1,994	1,724	7,515	7,762
Energy Services	3,513	2,439	12,142	8,911
Total gross profit	$21,628	$19,425	$76,265	$71,971

Operating income by segment:
Learning Solutions	$4,324	$4,586	$15,210	$15,927
Professional & Technical Services	1,475	1,659	5,810	6,868
Sandy Training & Marketing	1,875	1,611	4,672	4,897
Performance Readiness Solutions	886	541	2,688	2,548
Energy Services	2,304	1,748	8,296	6,231
Gain (loss) on change in fair value of contingent consideration, net	1,249	74	1,676	(789)
Total operating income	$12,113	$10,219	$38,352	$35,682

Supplemental Cash Flow Information:
Net cash provided by operating activities	$6,004	$8,312	$16,253	$25,312
Capital expenditures	(2,106)	(381)	(6,714)	(2,536)
Free cash flow	$3,898	$7,931	$9,539	$22,776

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GP STRATEGIES CORPORATION AND SUBSIDIARIES

Non-GAAP Reconciliation – EBITDA (2)

(In thousands)

(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2013	2012	2013	2012
Net income (3)	$7,441	$6,137	$23,756	$22,688
Interest expense	110	94	366	269
Income tax expense	4,738	4,115	14,732	13,114
Depreciation and amortization	2,362	2,051	8,617	7,971
EBITDA	$14,651	$12,397	$47,471	$44,042

(2)	Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. EBITDA should not be considered as substitutes either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

(3)	Net income includes the following infrequently occurring or acquisition-related amounts:

•	Income tax benefits of $1,602,000 in the third quarter of 2012 on the reductions of uncertain tax position liabilities.
•	Net gains of $1,249,000 and $1,676,000, on the change in fair value of contingent consideration for the fourth quarter and year ended December 31, 2013, respectively, compared to a net gain of $74,000 and a net loss of $789,000 (for which no income tax benefit was recognized) for the fourth quarter and year ended December 31, 2012, respectively.

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GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	December 31,
	2013	2012

Current assets:
Cash and cash equivalents	$5,647	$7,761
Accounts and other receivables	94,662	83,597
Costs and estimated earnings in excess of billings on uncompleted contracts	22,706	16,979
Prepaid expenses and other current assets	13,523	10,143
Total current assets	136,538	118,480
Property, plant and equipment, net	9,231	5,511
Goodwill and other intangibles, net	132,116	118,693
Other assets	2,271	1,750
Total assets	$280,156	$244,434

Current liabilities:
Short-term borrowings	$407	$—
Accounts payable and accrued expenses	55,339	47,457
Billings in excess of costs and estimated earnings on uncompleted contracts	22,062	21,877
Total current liabilities	77,808	69,334
Other noncurrent liabilities	9,321	7,763
Total liabilities	87,129	77,097
Total stockholders’ equity	193,027	167,337
Total liabilities and stockholders’ equity	$280,156	$244,434

© 2014 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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CONTACTS:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9636	443-367-9925

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